Cullen Thomas
Consulting Geologist
3621 Meadow Lane
Edmond, OK 73013

Board of Directors
American Energy Production, Inc.
6073 Hwy 281 South,
Mineral Wells, TX 76067

May 11, 2010

Please utilize this correspondence as authorization for American Energy Production, Inc. (“AENP”) to utilize our report dated May 4, 2010 and all of the reserve estimates and projected future net income information (“Reserve Report”) for the AENP Form 10-K for the year ended December 31, 2009 to be filed with the United States Securities and Exchange Commission.  Additionally, AENP is authorized to disclose the Reserve Report to parties through press releases and on the AENP web site.

Sincerely,

/s/ Cullen Thomas
Cullen Thomas
Consulting Geologist